Exhibit 99.1

RE: NN, Inc. 207 Mockingbird Lane 3rd Floor Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY Robbie Atkinson Corporate Treasurer & Investor Relations (423) 434-8300	AT FINANCIAL RELATIONS BOARD Marilynn Meek (General info) 212-827-3773

FOR IMMEDIATE RELEASE

March 10, 2015

NN, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

•	Record full year net sales including acquisitions of $488.6 million, an increase of $115.4 million or 31% compared to 2013

•	Record annual adjusted income from operations of $39.9 million before acquisition and integration charges, an increase of 40% compared to the prior year

•	Record adjusted net income for 2014 of $23.5 million or $1.29 per diluted share

•	2015 foreign currency adjusted revenue forecast of $670 to $690 million

Johnson City, Tenn, March 10, 2015 –NN, Inc., (NASDAQ: NNBR) a diversified industrial company, today reported its financial results for the fourth quarter and twelve months ended December 31, 2014.

Fourth Quarter 2014 Results

Net sales for the fourth quarter increased $63.7 million, or 71% to $153.8 million, as compared to $90.1 million for the fourth quarter of 2013. This included approximately $65.9 million in net sales from the four acquisitions. The impact of foreign exchange translation during the quarter was $2.0 million in sales resulting in an after tax impact of $0.2 million or $0.01 per diluted share for the quarter.

Adjusted income from operations which excludes acquisition and other related expenses for the fourth quarter was $10.9 million, an increase of 68%, compared to $6.5 million for the same period in 2013. Adjusted net income which excludes acquisition and other related expenses increased to $5.7 million or $0.30 per diluted share, compared to $4.5 million or $0.25 per diluted share for the same period in 2013. These increases can be attributed to the four acquisitions, as well as improved operating performance within our legacy business.

Reported income from operations for the fourth quarter was $8.6 million which included $2.3 million in acquisition, integration and impairment charges, compared to $6.5 million for the same period in 2013. Reported net income for the fourth quarter was $1.6 million or $0.08 per diluted share including acquisition, impairment and other non-recurring charges, compared to $4.5 million or $0.25 per diluted share for the fourth quarter 2013.

Full Year 2014 Results

Net sales for full year 2014 increased $115.4 million, or 31% to $488.6 million, compared to net sales of $373.2 million for full year 2013. This included approximately $101.0 million in net sales from the four acquisitions made during 2014. Adjusted income from operations for the twelve months ended December 31, 2014 increased $11.5 million or 40% to $39.9 million, compared to $28.4 million for the same period in 2013. Adjusted net income for the year 2014 was $23.5 million, or $1.29 per diluted share, compared to adjusted net income of $17.7 million, or $1.03 per diluted share for the year 2013.

The primary drivers behind these results were the four acquisitions, organic and adjacent market growth coupled with improved operating performance.

Reported income from operations for the year 2014 was $27.7 million including $12.2 million in charges related to the four acquisitions made during the year, compared to $27.8 million for the year 2013. Reported net income for full year 2014 was $8.2 million or $0.45 per diluted share which included $15.3 million in acquisition, integration, impairment expenses and foreign exchange losses on intercompany loans. This compares to $17.2 million or $1.00 per diluted share for the year 2013.

Richard Holder, President and Chief Executive Officer, commented, “2014 was a transformative year for NN. We emerged a new and revitalized company with a larger, more diverse portfolio which opens up new end markets and opportunities for growth into the future. During the fourth quarter, we witnessed the first full quarter of sales and operating results from the four businesses we acquired during 2014.

“The global economy in 2015 will again present a mixed bag. While we are optimistic the global economy will see improvement as the year progresses, our businesses are built to expand margins in the current environment. As some of the weaker markets begin to show improvement in 2015 and beyond, we are in position to bring strong incremental profits to the bottom line. We will continue to closely monitor the impact of foreign exchange on all our businesses. We expect foreign exchange to have a negative impact on 2015 sales of 3% to 5%. With this backdrop we expect 2015 to be another solid year of growth for us. Our businesses will be growing at 8% while our margins continue to expand as we continue to make progress on the strategic initiatives we have in place. We are forecasting our 2015 foreign currency adjusted revenue to be $670 million to $690 million.”

Mr. Holder concluded, “I am very proud of our accomplishments during the fourth quarter and over the past year. My sincere thanks to our entire team. The results of the fourth quarter and full year 2014 continue to provide evidence that we are committed to do what we said we would do. We are extremely excited about 2015 and remain well positioned to deliver increased shareholder value, while continuing to execute our strategic plan to build a diversified industrial company that is a consistent earner through the cycle.”

The attached financial tables include a reconciliation of adjusted income from operations and adjusted net income to the U.S. GAAP financial measures of income from operations and net income.

NN, Inc., a diversified industrial company manufactures and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 25 manufacturing plants in the United States, Western Europe, Eastern Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending or completed acquisitions are also forward-looking statements, including statements relating to the anticipated closing date of an acquisition, the Company’s ability to obtain required regulatory approvals or satisfy closing conditions, the costs of an acquisition and the Company’s source(s) of financing, the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.

Financial Tables Follow

NN, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net Sales	$153,761	$90,081	$488,601	$373,206
Cost of products sold (exclusive of depreciation shown separately below)	119,879	71,848	384,889	295,136
Selling, general and administrative	13,957	7,737	43,756	33,281
Acquisition related costs excluded from selling, general and administrative	2,168	—	9,248	—
Depreciation and amortization	8,322	4,022	22,146	16,957
Impairment Charges	875	—	875	—
Loss on disposal of assets	—	—	—	5

Income from Operations	8,560	6,474	27,687	27,827
Interest expense	5,556	225	12,293	2,374
Other expense, net	453	191	2,222	275

Income before provision for income taxes	2,551	6,058	13,172	25,178
Provision for income taxes	1,539	1,573	5,786	8,000
Share of net income (loss) from joint venture	606	—	831	—

Net income	$1,618	$4,485	$8,217	$17,178

Diluted income per common share	$0.08	$0.25	$0.45	$1.00

Weighted average diluted shares	19,317	17,817	18,253	17,260

NN, Inc.

Condensed Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2014	December 31, 2013
Assets
Current Assets:
Cash	$37,317	$3,039
Accounts receivable, net	97,510	58,929
Inventories	91,469	54,530
Other current assets	15,210	9,176

Total current assets	241,506	125,674
Property, plant and equipment, net	278,442	121,089
Goodwill and intangible assets, net	136,768	9,524
Other non-current assets	58,126	6,115

Total assets	$714,842	$262,402

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$71,094	$40,687
Accrued salaries, wages and benefits	20,873	11,761
Current maturities of long-term debt	22,160	10,477
Income taxes payable	3,274	1,340
Other current liabilities	20,197	5,119

Total current liabilities	137,598	69,384
Non-current deferred tax liabilities	48,039	3,844
Long-term debt, net of current portion	328,026	26,000
Other non-current liabilities	27,931	10,414

Total liabilities	541,594	109,642
Total stockholders’ equity	173,248	152,760

Total liabilities and stockholders’ equity	$714,842	$262,402

NN, Inc.

Reconciliation of Non-GAAP to GAAP Financial Measures

(Unaudited)

	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013
	In Thousands	In Thousands
Income from operations	$8,560	$6,474
Acquisition and integration costs	1,452	—
Impairment charges	875	—

Adjusted income from operations	$10,887	$6,474

	Three Months Ended December 31, 2014		Three Months Ended December 31, 2013
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net income	$1,618	$0.08	$4,485	$0.25
After-tax acquisition and integration costs	3,199	0.17	—	—
After-tax foreign exchange loss on inter-company loans	317	0.02
After-tax impairment charges	577	0.03	—	—

Adjusted net income	$5,711	$0.30	$4,485	$0.25

	Twelve Months Ended December 31, 2014	Twelve Months Ended December 31, 2013
	In Thousands	In Thousands
Income from operations	$27,687	$27,827
Acquisition and integration costs	11,311	—
Restructuring and Impairment charges	875	568

Adjusted income from operations	$39,873	$28,395

	Twelve Months Ended December 31, 2014		Twelve Months Ended December 31, 2013
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net income	$8,217	$0.45	$17,178	$1.00
After-tax acquisition and integration costs	13,553	0.74	—	—
After-tax foreign exchange loss on inter-company loans	1,197	0.07	84	0.01
After-tax impairment charges	577	0.03	483	0.02

Adjusted net income	$23,544	$1.29	$17,745	$1.03

The Company’s management evaluates operating performance excluding unusual and/or nonrecurring items. The Company believes excluding such items provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since net income excluding these items is not a measure calculated in accordance with GAAP, this should not be considered as a substitute for other GAAP measures, including net income, as an indicator of performance. Accordingly, net income/loss excluding the above items is reconciled to net income/loss on a GAAP basis.